Filed pursuant to Rule 424(b)(3)
File No. 333- 265180

EATON VANCE NATIONAL MUNICIPAL OPPORTUNITIES TRUST
Supplement to Prospectus dated July 28, 2022

The following replaces the Financial Highlights contained in the Prospectus:

	Year Ended March 31,
	2023	2022	2021	2020	2019
Net asset value – Beginning of year	$20.070	$21.730	$20.530	$21.090	$21.320
Income (Loss) From Operations
Net investment income(1)	$0.722	$0.733	$0.780	$0.835	$0.955
Net realized and unrealized gain (loss)	(1.722)	(1.652)	1.183	(0.412)	(0.057)
Total income (loss) from operations	$(1.000)	$(0.919)	$1.963	$0.423	$0.898
Less Distributions
From net investment income	$(0.750)	$(0.753)	$(0.764)	$(0.841)	$(1.021)
From net realized gain	—	—	—	(0.078)	(0.107)
Tax return of capital	—	—	—	(0.065)	—
Total distributions	$(0.750)	$(0.753)	$(0.764)	$(0.984)	$(1.128)
Premium from common shares sold through shelf offering(1)	$ —	$0.012	$0.001	$0.001	$ —
Net asset value – End of year	$18.320	$20.070	$21.730	$20.530	$21.090
Market value – End of year	$17.670	$19.050	$22.500	$19.500	$21.120
Total Investment Return on Net Asset Value(2)	(4.73)%	(4.36)%	9.87%	1.90%	4.54%
Total Investment Return on Market Value(2)	(3.19)%	(12.33)%	19.77%	(3.35)%	7.98%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$286,208	$313,625	$333,178	$314,321	$321,241
Ratios (as a percentage of average daily net assets):
Expenses excluding interest and fees	0.77%	0.73%	0.73%	0.75%	0.76%
Interest and fee expense(4)	0.32%	0.06%	0.05%	0.17%	0.22%
Total expenses	1.09%	0.79%	0.78%	0.92%	0.98%
Net investment income	3.92%	3.35%	3.67%	3.88%	4.55%
Portfolio Turnover	45%	13%	13%	44%	17%

(See related footnotes.)

	Year Ended March 31,
	2018	2017	2016	2015	2014
Net asset value – Beginning of year	$21.700	$22.890	$23.050	$21.510	$22.700
Income (Loss) From Operations
Net investment income(1)	$0.986	$1.016	$1.065	$1.087	$1.096
Net realized and unrealized gain (loss)	(0.213)	(0.969)	(0.190)	1.479	(1.270)
Total income (loss) from operations	$0.773	$0.047	$0.875	$2.566	$(0.174)
Less Distributions
From net investment income	$(1.031)	$(1.030)	$(1.030)	$(1.030)	$(1.030)
From net realized gain	(0.122)	(0.207)	(0.005)	—	—
Tax return of capital	—	—	—	—	—
Total distributions	$(1.153)	$(1.237)	$(1.035)	$(1.030)	$(1.030)
Anti-dilutive effect of share repurchase program(1)	$ —	$ —	$ —	$0.004	$ 0.014
Net asset value – End of year	$21.320	$21.700	$22.890	$23.050	$21.510
Market value – End of year	$20.670	$21.520	$22.310	$21.200	$19.390
Total Investment Return on Net Asset Value(2)	3.59%	0.29%	4.27%	12.68%	(0.02)%
Total Investment Return on Market Value(2)	1.27%	2.04%	10.50%	14.96%	(8.05)%
Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$324,587	$330,183	$348,145	$350,611	$327,723
Ratios (as a percentage of average daily net assets):
Expenses excluding interest and fees(3)	0.76%	0.75%	0.76%	0.77%	0.79%
Interest and fee expense(4)	0.20%	0.16%	0.08%	0.09%	0.11%
Total expenses(3)	0.96%	0.91%	0.84%	0.86%	0.90%
Net investment income	4.52%	4.50%	4.70%	4.83%	5.17%
Portfolio Turnover	17%	11%	6%	13%	12%
(1)	Computed using average shares outstanding.
(2)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested. Distributions are assumed to be reinvested at prices obtained under the Trust’s dividend reinvestment plan.
(3)	Excludes the effect of custody fee credits, if any, of less than 0.005%. Effective September 1, 2015, custody fee credits, which were earned on cash deposit balances, were discontinued by the custodian.
(4)	Interest and fee expense relates to the liability for floating rate notes issued in conjunction with residual interest bond transactions.

July 20, 2023